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                                   EXHIBIT 11
                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                         FOR THE QUARTER ENDED MARCH 31,
                      (000's omitted except per share data)


Basic Earnings per share:                                1999       1998
                                                         ----       ----

      Net income                                       $ 64,477   $ 84,178
                                                       ========   ========

      Average shares outstanding                        166,102    166,601
                                                       ========   ========

      Net income per common share                      $    .39   $    .51
                                                       ========   ========


Diluted earnings per share:

      Net income                                       $ 64,477   $ 84,178

      Interest on convertible debentures--net of tax        450        497
                                                       --------   --------

      Net income for per share calculation (diluted)   $ 64,927   $ 84,675
                                                       ========   ========


      Average shares outstanding                        166,102    166,601

      Effective of dilutive securities:

       5.5% convertible senior debentures                 3,417      3,813

       Stock options                                      1,597      2,124
                                                       --------   --------

      Total dilutive shares                             171,116    172,538
                                                       ========   ========

      Net income per common share--diluted             $    .38   $    .49
                                                       ========   ========


10Q/sa